UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2016

YELP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35444	20-1854266
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

140 New Montgomery Street, 9th Floor
San Francisco, CA 94105
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (415) 908-3801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2016, the Board of Directors (the “Board”) of Yelp Inc. (the “Company”) appointed Charles “Lanny” Baker as the Company’s Chief Financial Officer, effective as of May 9, 2016. Mr. Baker’s employment with the Company commenced on April 18, 2016 and he will serve as an advisor to the Company until his effective start date as Chief Financial Officer. Rob Krolik will continue as the Company’s Chief Financial Officer through May 8, 2016, after which date he will remain employed by the Company in an advisory capacity, as previously disclosed, through the earlier of (a) the date he begins providing similar executive management services to another company or (b) December 15, 2016.

Mr. Baker, 49, previously served as chief executive officer and president of ZipRealty, Inc., an online real estate brokerage and technology company, from September 2010 through March 2016. He also served as executive vice president and chief financial officer of ZipRealty from December 2008 to September 2010. ZipRealty was acquired by Realogy Holdings, Inc. in August 2014. From June 2007 to December 2008, Mr. Baker was an independent investor. From March 2005 to June 2007, he served as senior vice president and chief financial officer of Monster Worldwide, Inc., which operates the employment website monster.com. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Salomon Smith Barney, then Citigroup), including managing director in the Equity Research Department. Mr. Baker currently serves on the board of XO Group, Inc., a life stage consumer Internet and media company, where he chairs the Audit and Nominating and Corporate Governance Committees. He also served as a director and chairman of the Audit Committee of HomeAway, Inc., an online vacation rental company, from 2011 to December 2015, when it was acquired by Expedia, Inc. Mr. Baker holds a B.A. from Yale College and holds the designation of Chartered Financial Analyst.

There are no arrangements or understandings between Mr. Baker and any other persons pursuant to which he was selected as Chief Financial Officer. There are no family relationships between Mr. Baker and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

On April 15, 2016, the Company entered into an employment offer letter (the “Offer Letter”) with Mr. Baker establishing his compensation, as follows:

Base Salary. Mr. Baker’s annual base salary will be $325,000.

Equity Compensation. The Board granted Mr. Baker a restricted stock unit award covering 129,038 shares of the Company’s Class A common stock (the “RSUs”), which vest over four years, with 25% of the RSUs vesting on May 20, 2017 and the remainder vesting ratably on a quarterly basis over the following three years. The Board also granted Mr. Baker an option to purchase 281,150 shares of the Company’s Class A common stock (the “Option,” and together with the RSUs, the “Equity Awards”), which vests over four years, with 25% of the shares subject to the Option vesting after his first year of employment, and the remainder vesting ratably on a monthly basis over the following three years.

The Board granted the Equity Awards pursuant to, and in accordance with the terms and conditions of, the Company’s 2012 Equity Incentive Plan, as amended (the “Plan”), the forms of RSU Agreement and Grant Notice (together, the “RSU Agreement”) and the forms of Option Agreement and Grant Notice (together, the “Option Agreement”) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). The grant date of the Equity Awards will be May 1, 2016, and the exercise price of the Option will be the closing price of the Company’s Class A common stock as reported on the New York Stock Exchange on that date, representing the fair market value of the Company’s Class A common stock on the date of grant as determined under the terms of the Plan.

Severance Arrangements. Mr. Baker will be eligible to participate in the Company’s Executive Severance Benefits Plan, established effective January 6, 2012 (the “Severance Plan”), previously filed with the SEC. Under the Severance Plan, if Mr. Baker suffers an involuntary termination without cause or a constructive termination (each as defined in the Severance Plan), and provided that he signs a release of claims and complies with continuing obligations of confidentiality, he will be eligible to receive (i) a lump sum cash payment equal to one year of his then-current base salary, (ii) a lump sum bonus payment equal to the actual cash bonus amount he would have earned for the year in which the termination occurred, if any, based on the Company’s actual performance and (iii) six months of Company-paid health insurance coverage. In the event he suffers an involuntary termination without cause or a constructive termination in the same year as a change in control, the lump sum bonus payment will be equal to the cash bonus amount he would have earned if the Company had achieved all of the goals under the bonus plan in the year in which the termination occurred. In addition, if he experiences an involuntary termination without cause or constructive termination on or within 12 months following a change in control, he will receive accelerated vesting of 50% of the number of unvested shares subject to his then-outstanding equity awards.

The foregoing is only a brief description of the Offer Letter, Equity Awards and Severance Plan, does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, Plan, RSU Agreement, Option Agreement and Severance Plan.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Offer Letter, dated April 15, 2016, between the Company and Charles Baker.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2016	YELP INC.

	By:	/s/ Laurence Wilson
Laurence Wilson
Senior Vice President & General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Employment Offer Letter, dated April 15, 2016, between the Company and Charles Baker.